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                                                                      EXHIBIT 11

                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS



                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                             OUTSTANDING SHARES
                                                                              INCLUDING COMMON
                                                                              STOCK EQUIVALENTS
                                                                              -----------------
      Fiscal year ended February 28, 1998..........................               3,211,738
      Fiscal year ended February 28, 1997..........................               3,200,147
      Fiscal year ended February 29, 1996..........................               3,195,721


                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                             OUTSTANDING SHARES
                                                                               OF COMMON STOCK
                                                                               ---------------
      Fiscal year ended February 28, 1998..........................               3,206,179
      Fiscal year ended February 28, 1997..........................               3,200,140
      Fiscal year ended February 29, 1996..........................               3,194,021



                                                                                 LOSS FROM
                                                                           CONTINUING OPERATIONS
                                                                         --------------------------
                                                                         TOTAL(000's)     PER SHARE
                                                                         -----------     ----------
      Fiscal year ended February 28, 1998..........................      $     (408)     $    (0.13)
      Fiscal year ended February 28, 1997..........................      $   (8,761)     $    (2.74)
      Fiscal year ended February 29, 1996..........................      $   (4,043)     $    (1.27)



                                                                                 NET LOSS
                                                                          ATTRIBUTABLE TO COMMON
                                                                               STOCKHOLDERS
                                                                         --------------------------
                                                                         TOTAL (000'S)   PER SHARE
                                                                         ------------    ----------
      Fiscal year ended February 28, 1998..........................      $      (408)    $    (0.13)
      Fiscal year ended February 28, 1997..........................      $    (8,761)    $    (2.74)
      Fiscal year ended February 29, 1996..........................      $    (3,978)    $    (1.25)





Note: Income per share amounts attributable to common stockholders are computed on the basis of the weighted average number of outstanding common shares and common stock equivalents determined by applying the treasury stock method to stock options and warrants outstanding. Loss per share amounts do not include common stock equivalents since that would reduce the net loss per share.